Exhibit 99.1

Surgalign Holdings, Inc. Expands Digital Health Capabilities with Acquisition of a Significant Equity Interest in Inteneural Networks Inc.

Artificial Intelligence Technology Will Enable Computers to Autonomously Identify and Segment Neural Structures in Medical Images and Provide Reference Information Regarding Pathological States

Deerfield, Ill., Jan. 05, 2022 – Surgalign Holdings, Inc. (NASDAQ: SRGA), a global medical technology company focused on elevating the standard of care through the evolution of digital health, today announced it has acquired an equity interest in Inteneural Networks Inc. (“INN”), and its proprietary artificial intelligence (AI) technology for autonomously segmenting and identifying neural structures in medical images and helping identify possible pathological states. The Company will also have the ability to acquire the remainder of INN’s outstanding equity interests upon the achievement of certain regulatory, developmental, and revenue-based commercial milestones. In June of 2021, the Company and INN entered into a strategic collaboration agreement during which time the Company evaluated INN’s technology for future integration within the Company’s digital platform.

“Our work with the team at INN has allowed us to fully appreciate the power of their AI technology and recognize this transaction will advance the vision of both organizations as we work to become a key player in applying AI and machine learning (ML) to healthcare,” said Terry Rich, Surgalign’s president and chief executive officer. “This combination brings another foundational piece to our development efforts and accelerates our work to bring intercranial functionality to the HOLO™ technology platform. This marks our first of many expansions outside of spine surgery and the operating room.”

INN is developing technology that harnesses ML and AI to autonomously and accurately identify and segment neural structures in medical images and integrate specific reference information regarding possible pathological states to physicians caring for patients. This technology could have future applications in neurosurgery as well as the potential to address a wide variety of potential disorders, including dementia, autism, tumors, aneurysm, stroke, and neurovascular structures using magnetic resonance imaging and computed tomography platforms.

Deal Rationale

•	The integration of INN’s innovative ML and AI technologies positions the Company as a leader in intelligent digital health.

•	By bringing INN’s intercranial capabilities to the HOLO platform, the Company can expand the applicability of HOLO into significant segments beyond spine, in particular neurosurgery.

•	Importantly, this transaction materially contributes to the Company’s mission to improve patient’s lives through better outcomes.

•	The synergies in the research and development and eventual commercial functions should provide for a particularly efficient integration of INN’s technology and talent.

“Both HOLO and INN are based on technologies that incorporate highly efficient AI approaches. I am not aware of comparable AI technologies on the market today. The combination of these two technologies has the potential to make Surgalign an AI powerhouse and one of the most exciting and promising AI companies in healthcare,” said Professor Paul Lewicki PhD, a pioneer in big data learning/data mining and co-founder and President of INN.

“The potential of combining these two independent technology platforms would give Surgalign the best of both worlds in terms of deploying a complete pre-, intra-, and post-operative digital solution,” said Kris Siemionow, MD, PhD, and co-founder and CEO of INN.

Deal Terms

On December 30, 2021, the Company acquired 42 percent of the outstanding equity of INN for $21 million, consisting of $5 million in cash, promissory notes of approximately $10.6 million and the Company’s common stock valued at approximately $5.4 million. Upon achievement of certain regulatory, developmental, and revenue-based commercial milestones, the Company will have the ability to acquire the remaining 58 percent of INN in three equal tranches through 2027. The total consideration payable by the Company for 100 percent of INN’s outstanding equity interests, assuming the achievement of all milestones, would be $79 million. The Company will initially receive a non-exclusive royalty-free license to the INN technology. Upon the future acquisition of a majority of INN’s outstanding equity interests, the license to INN’s technology would become perpetual.

“This deal provides a significant technological impact to our digital health portfolio as we invest in our long-term vision for HOLO,” said Marc Mackey, Executive Vice President of Digital Surgery at Surgalign. “Ultimately, this transaction adds capabilities to our portfolio that otherwise would have taken a large team of employees several years to achieve. It’s a huge step forward towards realizing our goal of becoming a leader in applying AI & ML technology to deliver better healthcare.”

About Inteneural Networks Inc.

Inteneural Networks Inc. is a Chicago-based medical high-tech company, specializing in AI and Big Data Learning analysis of brain imaging. It was founded in 2017 by experienced scientists and high-tech investors: Professor Paul Lewicki PhD, a pioneer in data mining and big data learning, and founder and CEO of Statsoft (acquired by Dell Technologies Inc.), and Dr. Kris Siemionow MD, PhD, a surgeon who specializes in high-tech imaging databases and surgical applications. Lewicki and Siemionow are the founders of the Holosurgical platform. Lewicki currently serves on the Board of Directors for Surgalign and Siemionow is the Company’s chief medical officer. Inteneural Networks Inc. products and services are not available for sale in the United States.

About Surgalign Holdings, Inc.

Surgalign Holdings, Inc. is a global medical technology company committed to the promise of digital surgery and is building out its digital health platform to drive transformation across the surgical landscape. Uniquely aligned and resourced to advance the standard of care, the company is building technologies surgeons will look to for what is truly possible for their patients. Surgalign is focused on bringing surgeons solutions that predictably deliver superior clinical and economic outcomes. Surgalign markets products throughout the United States and in more than 50 countries worldwide through an expanding network of top independent distributors. Surgalign, is headquartered in Deerfield, IL, with commercial, innovation and design centers in San Diego, CA, Warsaw and Poznan, Poland, and Wurmlingen, Germany. Learn more at www.surgalign.com and connect on LinkedIn and Twitter.

Forward Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are not guarantees of future performance and are based on certain assumptions including general economic conditions, as well as those within the Company’s industry, and numerous other factors and risks identified in the Company’s most recent Form 10-K and other filings with the SEC. Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Important factors that could cause actual results to differ materially from the anticipated results reflected in these forward-looking statements include risks and uncertainties relating to the following: (i) risks relating to existing or potential litigation or regulatory action arising from the previously announced SEC and internal investigations and their findings; (ii) the identification of control deficiencies, including material weaknesses in internal control over financial reporting and the impact of the same; (iii) potential reputational damage that the Company has or may suffer as a result of the findings of the SEC and internal investigations and related litigation; (iv) general worldwide economic conditions and related uncertainties; (v) the continued impact of the COVID-19 novel coronavirus pandemic and the Company’s attempts at mitigation, particularly in international markets served by the Company; (vi) the failure by the Company to identify, develop and successfully implement its strategic initiatives, particularly with respect to its digital surgery strategy; (vii) the reliability of our supply chain; (viii) our ability to meet obligations, including purchase minimums, under our vendor and other agreements; (ix) the duration of decreased demand for our products; (x) whether or when the demand for procedures involving our products will increase; (xi) the Company’s access to adequate operating cash flow, trade credit, borrowed funds and equity capital to fund its operations and pay its obligations as they become due, and the terms on which external financing may be available, including the impact of adverse trends or disruption in the global credit and equity markets; (xii) our financial position and results, total revenue, product revenue, gross margin, and operations; (xiii) failure to realize, or unexpected costs in seeking to realize, the expected benefits of the Holo Surgical, Inc. (“Holosurgical”) and INN acquisitions, including the failure of Holosurgical’s and INN’s products and services to be satisfactorily developed or achieve applicable regulatory approvals or as a result of the failure to commercialize and distribute its products; (xiv) the failure to effectively integrate Holosurgical’s and INN’s operations with those of the Company, including: retention of key personnel; the effect on relationships with customers, suppliers, and other third parties; and the diversion of management time and attention to the integration; (xv) the number of shares and amount of cash that will be required in connection with any post-closing milestone payments, including as a result of changes in the trading price of the Company’s common stock and their effect on the amount of cash needed by the Company to fund any post-closing milestone payments in connection with the acquisitions; (xvi) the effect of the recent resignation of our auditor and our ability to successfully onboard a new auditor; (xvii) the continuation of recent quality issues with respect to our global supply chain; (xviii) the effects of recent resignations from our Board of Directors and executive leadership team, including our ability to find qualified candidates to fill those vacancies; (xix) the effect and timing of changes in laws or in governmental regulations; and (xx) other risks described in our public filings with the SEC. These factors should be considered carefully, and undue reliance should not be placed on the forward-looking statements. Each forward-looking statement in this communication speaks only as of the date of the particular statement. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC or by visiting Surgalign’s website at www.surgalign.com or the SEC’s website at www.sec.gov. We undertake no obligation to update these forward-looking statements except as may be required by law.

Investor and Media Contact

Mike Vallie

ICR Westwicke

IR@surgalign.com